Exhibit 99.1
GLOBAL CLINICAL DEVELOPMENT
COMPANY CONTACTS:

Investors/Analysts:
Linda Baddour	Kathy Waller
Executive Vice President & CFO	Financial Relations Board
(703) 464-6300	(312) 640-6696
Media:
John Lewis
Director of Marketing
(703) 464-6338
FOR IMMEDIATE RELEASE
WEDNESDAY, JULY 25, 2007
PRA INTERNATIONAL ANNOUNCES SECOND QUARTER RESULTS
Service Revenue Up 29%; Record Backlog Increases 35%
RESTON, Va., JULY 25, 2007 – PRA International (NASDAQ: PRAI), a leading global clinical research organization, today announced operating results for the second quarter ended June 30, 2007. All comparisons are with prior-year periods.
Second Quarter Financial Highlights
•	Service revenue increased 28.7% to $90.2 million

•	Backlog increased 35% to $693.8 million

•	Gross new business awards were $149.7 million, for a gross book-to-bill ratio of 1.66

•	Net new business awards were $130.1 million, for a net book-to-bill ratio of 1.44

•	Days Sales Outstanding improved from 17 to 3
Six Month Financial Highlights
•	Service revenue increased 25.8% to $175.2 million

•	Gross new business awards were $274.7 million, for a gross book-to-bill ratio of 1.57

•	Net new business awards were $249.2, for a net book-to-bill ratio of 1.42
World Headquarters
12120 Sunset Hills Road, Suite 600 ▪ Reston, Virginia 20190 USA
Tel: +1 703 464-6300 ▪ Fax: +1 703 464-6301
WWW.PRAINTERNATIONAL.COM

PRA International, Inc.
“The rebound in our top-line performance continues. We are encouraged by the pace of new business activity and the continued growth of our record backlog,” said Terrance J. Bieker, CEO of PRA International. “We remain steadfast in our client-centric focus and are committed to making the investments necessary to lay the foundation for our future growth.”
“From the Board’s perspective, the most important aspect of the Company’s turnaround for long-term growth is putting in place a strong executive leadership team,” added Mel Booth, Chairman. “In the second quarter, we named Terry Bieker as permanent CEO, Colin Shannon as president and COO and Linda Baddour as executive vice president and CFO. Terry, Colin and Linda, complemented by the existing management, form an outstanding team that is prepared to meet the challenges of rebuilding the company.”
Second Quarter Results
For the three month period ended June 30, 2007, PRA generated service revenue of $90.2 million compared with $70.1 million in the second quarter of 2006. Service revenue excludes the reimbursed out-of-pocket costs associated with client projects and programs. Reimbursement revenue was $13.3 million for the quarter, compared with $9.4 million in the same period a year ago. Income from operations was $374,000, compared with $7.0 million in the same quarter of 2006. The period’s operating margin, based on service revenue, was 0.4 percent or an adjusted 8.6 percent after accounting for $6.7 million in restructuring charges primarily related to the closure of two offices and $682,000 for the non-cash amortization relating to the identifiable intangible assets from the July 2006 Pharma Bio-Research acquisition. Net income for the quarter totaled $693,000, or $0.03 per diluted share. Factoring in restructuring charges and amortization from the Pharma Bio-Research acquisition, adjusted net income was $6.0 million, or $0.24 per diluted share. This compares with $6.8 million or $0.28 per diluted share in the year ago period. During the quarter, the Company had discrete tax benefit items of which the full amount is included in the second quarter effective tax rate. This amount contributed $0.03 to both the reported and the adjusted net income per diluted share. The Company continues to forecast its annual 2007 effective tax rate will be approximately 28%.
Gross new business awards for the quarter increased 18 percent to $149.7 million, from $127.3 million in the same period last year. Cancellations for the quarter were $19.7 million resulting in net new business for the quarter of $130.1 million. Quarter end backlog was $693.8 million, a 35% gain compared with $513.6 million at June 30, 2006.
First Half Results
For the six month period ended June 30, 2007, service revenue totaled $175.2 million, compared with $139.3 million in the first six months of 2006. Reimbursement revenue was $24.5 million, compared with $16.7 million for the same period last year. Income from operations in the first six months of 2007 totaled $4.8 million, compared with $15.6 million a year ago. Net income for the first six months of 2007 came in at $3.7 million, or $0.15 per diluted share. Excluding restructuring charges and amortization from the Pharma Bio-Research acquisition adjusted net income was $10.2

PRA International, Inc.
million, or $0.40 per diluted share. This compares with $12.9 million, or $0.53 per diluted share, a year ago.
PRA’s cash flow from operations was $19.0 million for the six-month period, compared with $11.3 million a year ago. As of June 30, 2007, PRA maintained cash and equivalents of approximately $38 million and no debt.
Guidance
The Company reiterated its 2007 guidance for service revenue and earnings per diluted share. For the full year 2007, service revenue, excluding reimbursed out-of-pocket costs associated with client projects, is anticipated to be in the range of $330 million to $350 million. Earnings per diluted common share for the full year 2007 are expected to be in the range of $0.48 to $0.58. Net income is anticipated to include restructuring charges of approximately $9 million and a $2.3 million non-cash charge for amortization of intangible assets related to the July 2006 acquisition of Pharma Bio-Research, which results in a forecast of adjusted diluted earnings per share of $0.80 to $0.90.
PRA will hold a conference call today, Wednesday July 25, 2007, at 9:00 a.m. EDT to discuss these second quarter results and the definitive merger agreement to be acquired by affiliates of Genstar Capital, LLC announced earlier. The call will be available via live webcast at www.prainternational.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. The call may also be accessed by dialing 800-322-2803 or 617-614-4925. A replay of the call will remain available at the site for 30 days.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements that are subject to risks and uncertainties relating to PRA International’s future financial and business performance, as well as any other predictive statements that depend on future events or conditions, or that include words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “may,” “will,” “estimate” or similar expressions of futurity. You should not place undue reliance on any forward-looking statements, which represent the company’s statements only as of the date of this news release and are not intended to give any assurance as to actual future events. Factors that might cause future events to differ include: successful focusing of our sales efforts and ability to expand our customer base; successful implementation of our streamlined management structure and realignment of the company; the ongoing need for early and late phase drug development services; project cancellations and timing issues; our ability to attract and retain qualified personnel; our ability to continue providing our services effectively, including the quality or accuracy of the data or reports provided and our ability to meet agreed-upon schedules; the ability and willingness of our clients to continue to spend on research and development at rates comparable to or greater than historical levels; trends or events affecting the CRO industry and the demand for CRO services; government regulation, including regulatory standards applicable to CRO services; evolving industry standards and technological changes; and general business and economic conditions. Events relating to PRA International could differ materially from those anticipated in

PRA International, Inc.
these forward-looking statements. Although these statements are based upon assumptions company management believes to be reasonable based upon available information, they are subject to the foregoing risks and uncertainties as well as those described more fully in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K. This document can be accessed in the SEC’s EDGAR database found at http://www.sec.gov. Please note that PRA International assumes no obligation to update any of the forward-looking statements in this release, except as required by applicable securities laws.
About PRA International
PRA International is one of the world’s leading global clinical development organizations, with over 2,700 employees working from offices in North America, Europe, South America, Africa, Australia, and Asia. PRA delivers services to its clients through a unique approach called Project Assurance®, which represents the Company’s commitment to reliable service delivery, program-level therapeutic expertise, easy global access to knowledge and involved senior management.
To learn more about PRA International, please visit http://www.prainternational.com or call our World Headquarters at +1 (703) 464-6300.
FINANCIAL TABLES FOLLOW

PRA International, Inc.
PRA International
Consolidated Income Statements
Three Months and Six Months Ended June 30, 2007 and 2006
(Dollars, in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June	June	June	June
	30, 2007	30, 2006	30, 2007	30, 2006
Service revenue	90,174	70,089	175,226	139,293
Reimbursement revenue	13,336	9,357	24,494	16,709
Total revenue	103,510	79,446	199,720	156,002

Direct costs	49,852	36,566	96,532	71,741
Reimbursable out of pocket costs	13,336	9,357	24,494	16,709
Selling, general & admin	36,101	23,847	66,367	46,872
Depreciation and amortization	3,847	2,651	7,574	5,077
Income from operations	374	7,025	4,753	15,603
Interest income (expense), net	88	403	(110)	737
Other income (expense), net	(337)	(485)	(392)	(454)
Income before tax	125	6,943	4,251	15,886

Provision for income taxes	(568)	108	550	2,945
Net income	693	6,835	3,701	12,941

Earnings per share
Basic	$0.03	$0.30	$0.15	$0.56
Diluted	$0.03	$0.28	$0.15	$0.53

Number of shares
Basic	24,437	23,162	24,395	23,065
Diluted	25,261	24,578	25,372	24,488

Reconciliation of adjusted income from operations
Income from operations	374	7,025	4,753	15,603
Amortization of identifiable intangible	682	—	1,383	—
Restructuring charge	6,654	—	7,612	—
Adjusted income from operations (1)	7,710	7,025	13,748	15,603

Reconciliation of adjusted net income
Net income	693	6,835	3,701	12,941
Amortization of identifiable intangible(2)	491	—	996	—
Restructuring charge(2)	4,791	—	5,481	—
Adjusted net income (1)	5,975	6,835	10,178	12,941

Adjusted net income per share (1)
Basic	$0.24	$0.30	$0.42	$0.56
Diluted	$0.24	$0.28	$0.40	$0.53

(1)
Amounts shown herein as “adjusted income from operations,” “adjusted net income,” and “adjusted earnings per share” exclude the effects of the one time charge for the office closures at Eatontown, NJ and Ottawa, Canada and the amortization of identifiable intangibles from the PBR acquisition. Each of the “adjusted income from operations,” “adjusted net income,” and “adjusted earnings per share” (i) are measures of our performance that are not required by, or presented in accordance with GAAP; (ii) should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP; and (iii) should not be considered in isolation or as a substitute for analysis of our GAAP results.

(2)	The three months ended June 30, 2007 amounts are net of a 28% projected annual tax rate for fiscal year 2007.
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PRA International, Inc.
PRA International
Summary Balance Sheet Data
(Dollars, in thousands)
(unaudited)

	June	March	June
	30, 2007	31, 2007	30, 2006
Cash and marketable securities	38,134	41,496	86,066
Accounts receivable, net	71,675	55,632	52,219
Unbilled	35,665	39,061	38,024
Advanced billings	107,800	106,627	77,296
Working capital	(3,441)	(9,238)	62,376
Total assets	458,933	445,066	352,895
Total debt	—	—	—
Equity	266,447	259,909	209,883